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PERSONAL AND CONFIDENTIAL
-------------------------

March 2, 1998

Cendant Corporation
Season Acquisition Corp.
6 Sylvan Way
Parsippany, New Jersey 07054

Gentlemen:

   In connection with the consideration by you of a possible transaction with American Bankers Insurance Group, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company in connection with the transaction (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your or your affiliates' possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your affiliates or your respective directors, officers, employees, agents or advisors, or (iii) becomes available to you or your affiliates on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

   You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your affiliates and your respective advisors; provided, however, that (i) any of such information may be disclosed to your affiliates' directors, officers, employees and agents and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information


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Cendant Corporation
Season Acquisition Corp.
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confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing.

   If you or any of your affiliates shall become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process ) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy, and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions hereof, you shall furnish only that portion of the Evaluation Material which is legally required and you shall exercise your reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded such Confidential Material.

   You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

   In addition, except as required by law, without the prior written consent of the Company, you will not, and will direct such directors, officers, employees and representatives not to, disclose to any person who is not authorized to receive the Evaluation Material either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof until a definitive agreement with respect to a transaction is reached.

   Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Evaluation Material.

   In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or

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Cendant Corporation
Season Acquisition Corp.
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otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you, your affiliates or your advisors based on the information in the Evaluation Material shall be destroyed.

   You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly modifying or waiving such agreement.

   This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

AMERICAN BANKERS INSURANCE GROUP, INC.

By: /s/ Floyd G. Denison
   -------------------------------
   Floyd G. Denison
   Executive Vice President
   Finance


Confirmed and Agreed to:


CENDANT CORPORATION

By: /s/ James E. Buckman
   -------------------------------
   James E. Buckman
   Senior Executive Vice President
   and General Counsel

Date: March 2, 1998
     -----------------------------


SEASON ACQUISITION CORP.

By: /s/ James E. Buckman
   -------------------------------
   James E. Buckman
   Vice President

Date: March 2, 1998
     -----------------------------

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